Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS STRONG 2012 FOURTH QUARTER

AND RECORD FULL YEAR RESULTS

•                  Fourth quarter diluted EPS of $0.36 on sales of $387 million, a record for the period and up from 2011 adjusted diluted EPS of $0.33 ($0.39 per share as reported).

•                  Full year sales of $1,578 million were 13.3% higher than 2011 (15.1% in constant currency) and were converted to $239.3 million of adjusted operating income, or 15.2% of sales (versus 13.6% in 2011).

•                  Full year adjusted diluted EPS of $1.56 was 26% higher than prior year.

See Table C for reconciliation of GAAP and Non-GAAP operating income and net income

	Quarter Ended December 31,		%	Year Ended December 31,		%
(In millions, except per share data)	2012	2011	Change	2012	2011	Change

Net Sales	$387.3	$355.3	9.0%	$1,578.2	$1,392.4	13%
Net sales change in constant currency			9.5%			15%
Operating Income	54.3	49.4	9.9%	248.8	192.0	30%
Net Income	36.9	39.5	(6.6)%	164.3	135.5	21%
Diluted net income per common share	$0.36	$0.39	(7.7)%	$1.61	$1.35	19%

Non-GAAP Measures for comparisons (see Table C):
Adjusted Operating Income	$54.3	$49.4	9.9%	$239.3	$189.0	27%
As a % of sales	14.0%	13.9%		15.2%	13.6%
Adjusted Net Income	36.9	33.7	9.5%	159.0	124.9	27%
Adjusted diluted net income per share	$0.36	$0.33	9.1%	$1.56	$1.24	26%

STAMFORD, CT. January 23, 2013 — Hexcel Corporation (NYSE: HXL), today reported results for the fourth quarter of 2012.  Net sales during the quarter were $387.3 million, 9.0% higher than the $355.3 million reported for the fourth quarter of 2011.  Operating income for the period was $54.3 million, compared to $49.4 million last year.  Net income for the fourth quarter of 2012 was $36.9 million, or $0.36 per diluted share, compared to $39.5 million or $0.39 per diluted share in 2011.  Excluding the impact of tax adjustments in 2011 (Table C), adjusted diluted net income for the fourth quarter of 2011 was $0.33 per share.

Chief Executive Officer Comments

Mr. Berges commented, “This was another strong quarter that completed a great year for Hexcel. For the year, sales were up 15% in constant currency and our adjusted operating income of 15.2% was 160 basis points higher than 2011.  Despite the expected dip in sales to wind turbines (down 15% in constant currency for the quarter) and higher investment in Research & Technology, this was our best fourth quarter (and full year) in history for sales, gross margin, operating income and adjusted net income.  Our 2012 adjusted diluted EPS was 26% higher than 2011.”

Looking ahead, Mr. Berges said “Despite continued uncertainty about the global economy, the large backlog of orders at our major customers suggest we are well positioned for 2013 and beyond.  We remain focused on delivering earnings leverage and cash on anticipated higher sales in the coming years.  We reaffirm our previously announced 2013 guidance and look forward to a period of sustained growth.”

Markets

Commercial Aerospace

•                  Commercial Aerospace sales of $234.2 million increased 11.2% (11.0% in constant currency) for the quarter as compared to the fourth quarter of 2011.  Revenues attributed to new aircraft programs (A380, A350, B787, B747-8) increased more than 20% versus the same period of the prior year and continue to comprise more than 30% of our Commercial Aerospace market.  Sales for Airbus and Boeing legacy aircraft were up nearly 10% compared to the fourth quarter 2011.

•                  Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were about the same as the fourth quarter of 2011.

•                  For the full year 2012, Commercial Aerospace sales were up 15.5% in constant currency, with new program sales up over 25%, legacy aircraft sales up more than 10% and “Other Commercial Aerospace” sales up about 7%.  Combined sales to Airbus and Boeing and their subcontractors accounted for 83% of Commercial Aerospace sales.

Space & Defense

•                  Space & Defense revenues of $93.4 million for the fourth quarter of 2012 were 21.1% higher (21.9% in constant currency) than 2011 and 2.8% higher than the third quarter of 2012.  Europe and Asia Pacific rotorcraft sales were particularly strong this quarter.  Thanks to the continued penetration of advanced materials, sales to rotorcraft programs now account for 60% of our Space & Defense market.  For the year, Space & Defense sales were up 13.5% in constant currency over 2011.

Industrial

•                  Total Industrial revenues of $59.7 million for the fourth quarter of 2012 were 11.6% lower (9.7% lower in constant currency) than in the fourth quarter of 2011.  For the quarter, wind sales were down about 15% in constant currency from both the prior year and sequentially.  For the year in constant currency, wind sales were up about 30%, driven by the strong first half of 2012.

Operations

•                  Growth and continued improvement in operating performance resulted in gross margin of 24.7% of net sales as compared to 24.1% in the fourth quarter of 2011.  Selling, General and Administrative expenses for the quarter were $31.3 million or 11.8% higher than 2011 and at the same run rate as the previous two quarters reflecting added infrastructure to support our growth.  Increased focus on new product and process developments resulted in Research and Technology expenses of $10.0 million for the quarter versus $8.2 million in 2011, a level of spending we expect to continue in 2013.

•                  For the 2012 full year, adjusted operating income leverage was 23.5% on the incremental sales after adjusting for the impact of exchange rates.

Tax

•                  The tax provision was $15.6 million for the fourth quarter of 2012, an effective tax rate of 29.7%, compared to 29.5% for the prior year after adjusting for the 2011 one-time benefits of $5.8 million (see Table C).  For the 2012 full year, our effective tax rate was 31.2%, up from 2011’s adjusted effective tax rate of 30.1%.

Cash and other

•                  Free cash flow for 2012 was a use of $31.3 million versus a source of $12.5 million in 2011, as higher earnings were more than offset by a $105 million increase in cash used for capital expenditures.  Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.  Total debt, net of cash as of December 31, 2012, was $224.0 million, an increase of $22.6 million from December 31, 2011.  As of December 31, 2012, we had $225 million in available borrowing capacity and cash on hand.  Our accrual basis capital expenditures were $241 million for the full year 2012.

•                  Interest expense for the fourth quarter was $1.8 million compared to $2.3 million in the same period of the prior year.  For the year, interest expense was $10.0 million in 2012 compared to $11.6 million in 2011. The decrease primarily reflects the lower borrowing rate as a result of the June 2012 bond redemption.

2013 Outlook

We reaffirm our 2013 outlook, which was previously issued on December 12, 2012.  Our 2013 outlook:

•                  Sales of $1,640 to $1,740 million

•                  Adjusted diluted earnings per share of $1.66 to $1.78

•                  Free cash flow of $20 to $60 million, with the typical use of cash in the first quarter

•                  Accrual basis capital expenditures of $180 to $200 million

*****

Hexcel will host a conference call at 11:00 A.M. ET, tomorrow, January 24, 2013 to discuss the fourth quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-2455 and the confirmation code is 6340827.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of financial results for 2013 and beyond.  The loss of, or significant reduction in purchases by, Boeing, EADS, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions and changes in or unexpected issues related to environmental regulations, legal matters, interest expense and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Michael Bacal
(203) 352-6826
michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2012	2011	2012	2011
Net sales	$387.3	$355.3	$1,578.2	$1,392.4
Cost of sales	291.7	269.7	1,171.5	1,050.3

Gross margin	95.6	85.6	406.7	342.1
% Gross margin	24.7%	24.1%	25.8%	24.6%

Selling, general and administrative expenses	31.3	28.0	130.7	120.5
Research and technology expenses	10.0	8.2	36.7	32.6
Other operating (income) expense (a)	—	—	(9.5)	(3.0)

Operating income	54.3	49.4	248.8	192.0

Interest expense, net	1.8	2.3	10.0	11.6
Non-operating expense (b)	—	—	1.1	4.9

Income before income taxes and equity in earnings from affiliated companies	52.5	47.1	237.7	175.5
Provision for income taxes (c)	15.6	8.1	74.1	41.6

Income before equity in earnings from affiliated companies	36.9	39.0	163.6	133.9
Equity in earnings from affiliated companies	—	0.5	0.7	1.6

Net income	$36.9	$39.5	$164.3	$135.5

Basic net income per common share:	$0.37	$0.40	$1.64	$1.37

Diluted net income per common share:	$0.36	$0.39	$1.61	$1.35

Weighted-average common shares:

Basic	100.4	99.2	100.2	98.8
Diluted	102.2	101.3	102.0	100.7

(a)         Other operating income for the year ended December 31, 2012 includes income from a $9.6 million business interruption insurance settlement related to a prior year claim, a $4.9 million gain on the sale of land and a $5.0 million charge for additional environmental reserves primarily for remediation of a manufacturing facility sold in 1986.  Other operating income for the year ended December 31, 2011 includes a $5.7 million benefit from the curtailment of a pension plan and $2.7 million for charges to the environmental reserves primarily for remediation at a manufacturing facility sold in 1986.

(b)         Non-operating expense is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $73.5 million in June 2012 and $150 million in February 2011 of the Company’s 6.75% senior subordinated notes.

(c)          The quarter ended December 31, 2011 includes a $5.8 million benefit primarily from the reversal of valuation allowances against net operating loss and foreign tax credit carryforwards.  The year ended December 31, 2011 also includes a tax benefit from the release of $5.5 million of reserves primarily for uncertain tax positions as a result of an audit settlement.

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$32.6	$49.5
Accounts receivable, net	229.0	199.3
Inventories, net	232.8	215.7
Prepaid expenses and other current assets	81.3	59.8
Total current assets	575.7	524.3

Property, plant and equipment	1,459.2	1,223.5
Less accumulated depreciation	(544.8)	(501.4)
Property, plant and equipment, net	914.4	722.1

Goodwill and other intangible assets, net	57.8	57.4
Investments in affiliated companies	22.6	21.7
Deferred tax assets	15.4	33.0
Other assets	17.2	17.6
Total assets	$1,603.1	$1,376.1

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$16.6	$12.6
Accounts payable	115.7	141.7
Accrued liabilities	103.0	93.2
Total current liabilities	235.3	247.5

Long-term notes payable and capital lease obligations	240.0	238.3
Other non-current liabilities	133.7	88.1
Total liabilities	609.0	573.9

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 102.4 shares issued at December 31, 2012 and 101.0 shares issued at December 31, 2011	1.0	1.0
Additional paid-in capital	617.0	589.2
Retained earnings	448.2	283.9
Accumulated other comprehensive loss	(31.9)	(39.8)
	1,034.3	834.3
Less — Treasury stock, at cost, 2.5 shares at December 31, 2012 and 2.2 shares at 2011	(40.2)	(32.1)
Total stockholders’ equity	994.1	802.2
Total liabilities and stockholders’ equity	$1,603.1	$1,376.1

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended December 31,
(In millions)	2012	2011

Cash flows from operating activities
Net income	$164.3	$135.5

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	57.2	55.3
Amortization of debt discount and deferred financing costs and call premium expense	3.1	7.1
Deferred income taxes	30.9	23.4
Equity in earnings from affiliated companies	(0.7)	(1.6)
Share-based compensation	15.8	13.9
Gain on sale of land	(4.9)	—
Pension curtailment gain	—	(5.7)
Excess tax benefits on share-based compensation	(6.8)	(8.5)

Changes in assets and liabilities:
Increase in accounts receivable	(28.1)	(28.2)
Increase in inventories	(15.2)	(48.8)
Decrease (increase) in prepaid expenses and other current assets	0.7	(1.1)
Increase in accounts payable/accrued liabilities	20.3	34.1
Other — net	(4.2)	(4.9)
Net cash provided by operating activities (a)	232.4	170.5

Cash flows from investing activities
Proceeds from sale of surplus real estate	5.3	—
Capital expenditures and deposits for capital purchases (b)	(263.7)	(158.0)
Settlement of foreign currency hedge	—	(5.2)
Net cash used in investing activities	(258.4)	(163.2)

Cash flows from financing activities
Borrowings from senior secured credit facility	87.0	135.0
Repayments of Capital lease obligations and other debt, net	(0.5)	(3.0)
Issuance costs related to new Senior Secured Credit Facility	(0.6)	—
Call premium payment for 6.75% senior subordinated notes	(0.8)	(3.4)
Repayment of senior secured credit facility — term loan	(7.5)	(5.0)
Repayment of 6.75% senior subordinated notes	(73.5)	(151.5)
Repayment of senior secured credit facility	—	(57.0)
Activity under stock plans	4.1	10.5
Net cash provided by (used in) financing activities	8.2	(74.4)

Effect of exchange rate changes on cash and cash equivalents	0.9	(0.6)
Net decrease in cash and cash equivalents	(16.9)	(67.7)
Cash and cash equivalents at beginning of period	49.5	117.2
Cash and cash equivalents at end of period	$32.6	$49.5

Supplemental Data:
Free cash flow (a)+(b)	$(31.3)	$12.5
Cash interest paid	12.6	15.5
Cash taxes paid	23.4	10.2
Accrual basis additions to property, plant and equipment	$241.3	$184.5

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market Segment

Quarters Ended December 31, 2012 and 2011	(Unaudited)	Table A

(In millions)	As Reported			Constant Currency (a)
Market Segment	2012	2011	B/(W) %	FX Effect (b)	2011	B/(W) %
Commercial Aerospace	$234.2	$210.7	11.2	$0.2	$210.9	11.0
Space & Defense	93.4	77.1	21.1	(0.5)	76.6	21.9
Industrial	59.7	67.5	(11.6)	(1.4)	66.1	(9.7)
Consolidated Total	$387.3	$355.3	9.0	$(1.7)	$353.6	9.5

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	60.5	59.3	59.6
Space & Defense	24.1	21.7	21.7
Industrial	15.4	19.0	18.7
Consolidated Total	100.0	100.0	100.0

Years Ended December 31, 2012 and 2011	(Unaudited)	Table A

(In millions)	As Reported			Constant Currency (a)
Market Segment	2012	2011	B/(W) %	FX Effect (b)	2011	B/(W) %
Commercial Aerospace	$944.1	$823.5	14.6	$(6.2)	$817.3	15.5
Space & Defense	357.0	319.4	11.8	(4.8)	314.6	13.5
Industrial	277.1	249.5	11.1	(9.7)	239.8	15.6
Consolidated Total	$1,578.2	$1,392.4	13.3	$(20.7)	$1,371.7	15.1

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	59.8	59.2	59.6
Space & Defense	22.6	22.9	22.9
Industrial	17.6	17.9	17.5
Consolidated Total	100.0	100.0	100.0

(a)         To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2011 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2012 and are referred to as “constant currency” sales.

(b)         FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries

Segment Information	(Unaudited)	Table B

(In millions)	Composite Materials (b)	Engineered Products	Corporate & Other (a)(b)	Total
Fourth Quarter 2012
Net sales to external customers	$298.1	$89.2	$—	$387.3
Intersegment sales	12.0	0.8	(12.8)	—
Total sales	310.1	90.0	(12.8)	387.3
Operating income (loss)	53.6	12.2	(11.5)	54.3
% Operating margin	17.3%	13.6%		14.0%

Depreciation and amortization	13.0	1.2	—	14.2
Stock-based compensation expense	0.8	0.2	1.7	2.7
Accrual based additions to capital expenditures	62.4	4.2	—	66.6

Fourth Quarter 2011
Net sales to external customers	$279.0	$76.3	$—	$355.3
Intersegment sales	11.4	0.8	(12.2)	—
Total sales	290.4	77.1	(12.2)	355.3
Operating income (loss)	51.1	11.0	(12.7)	49.4
% Operating margin	17.6%	14.3%		13.9%

Depreciation and amortization	12.6	1.1	—	13.7
Stock-based compensation expense	0.9	0.2	1.5	2.6
Accrual based additions to capital expenditures	77.4	2.3	0.5	80.2

Full Year 2012
Net sales to external customers	$1,230.9	$347.3	$—	$1,578.2
Intersegment sales	56.8	2.0	(58.8)	—
Total sales	1,287.7	349.3	(58.8)	1,578.2
Operating income (loss)	257.3	50.6	(59.1)	248.8
% Operating margin	20.0%	14.5%		15.8%

Other operating (income) expense (b)	(14.5)	—	5.0	(9.5)
Depreciation and amortization	52.6	4.5	0.1	57.2
Stock-based compensation expense	4.5	0.9	10.4	15.8
Accrual based additions to capital expenditures	228.6	12.5	0.2	241.3

Full Year 2011
Net sales to external customers	$1,074.5	$317.9	$—	$1,392.4
Intersegment sales	53.8	1.6	(55.4)	—
Total sales	1,128.3	319.5	(55.4)	1,392.4
Operating income (loss)	194.5	51.6	(54.1)	192.0
% Operating margin	17.2%	16.2%		13.8%

Other operating (income) expense (b)	(5.7)	—	2.7	(3.0)
Depreciation and amortization	50.8	4.3	0.2	55.3
Stock-based compensation expense	4.3	1.1	8.5	13.9
Accrual based additions to capital expenditures	176.6	6.9	1.0	184.5

(a)         We do not allocate corporate expenses to the operating segments.

(b)         Other operating (income) expense for the year ended December 31, 2012 includes income from a $9.6 million business interruption insurance settlement related to a prior year claim, a $4.9 million gain on the sale of land and a $5.0 million charge for additional environmental reserves primarily for remediation of a manufacturing facility sold in 1986.  The full year 2011 other operating (income) expense includes a $5.7 million benefit from the curtailment of a pension plan and $2.7 million for charges to the environmental reserves primarily for remediation at a manufacturing facility sold in 1986.

Hexcel Corporation and Subsidiaries

Reconciliation of GAAP and Non-GAAP Operating Income and Net Income	Table C

	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions)	2012	2011	2012	2011
GAAP operating income	$54.3	49.4	$248.8	$192.0
- Other operating (income) expense (a)	—	—	(9.5)	(3.0)
Adjusted Operating Income	$54.3	49.4	$239.3	$189.0
% of Net Sales	14.0%	13.9%	15.2%	13.6%
- Stock Compensation Expense	$2.7	2.6	$15.8	$13.9
- Depreciation and Amortization	14.2	13.7	57.2	55.3
Adjusted EBITDA	$71.2	65.7	$312.3	$258.2

	Unaudited
	Quarter Ended December 31,
	2012		2011
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$36.9	$0.36	$39.5	$0.39
- Benefit from tax adjustments (c)	—	—	(5.8)	(0.06)
Adjusted net income	$36.9	$0.36	$33.7	$0.33

	Unaudited
	Year Ended December 31,
	2012		2011
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$164.3	$1.61	$135.5	$1.35
- Other operating (income) expense (net of tax) (a)	(6.0)	(0.06)	(2.3)	(0.02)
- Non-operating expense (net of tax) (b)	0.7	0.01	3.0	0.03
- Benefit from tax audit settlement and other tax adjustments (c)	—	—	(11.3)	(0.11)
Adjusted net income	$159.0	$1.56	$124.9	$1.24

(a)         Other operating income for the year ended December 31, 2012 includes income from a $9.6 million business interruption insurance settlement related to a prior year claim, a $4.9 million gain on the sale of land and a $5.0 million charge for additional environmental reserves primarily for remediation of a manufacturing facility sold in 1986.  Other operating (income) expense for the year ended December 31, 2011 includes a $5.7 million benefit from the curtailment of a pension plan and an increase in environmental reserves of $2.7 million primarily for remediation of a manufacturing facility sold in 1986.

(b)         Non-operating expense is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $73.5 million in June 2012 and $150 million in February 2011 of the Company’s 6.75% senior subordinated notes.

(c)          The quarter ended December 31, 2011 includes a $5.8 million benefit primarily from the reversal of valuation allowances against net operating loss and foreign tax credit carryforwards.  The year ended December 31, 2011 also includes a tax benefit from the release of $5.5 million of reserves primarily for uncertain tax positions as a result of an audit settlement.

Management believes that adjusted operating income, adjusted EBITDA, adjusted net income and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Net Income Per Common Share	Table D

	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2012	2011	2012	2011

Basic net income per common share:
Net income	$36.9	$39.5	$164.3	$135.5
Weighted average common shares outstanding	100.4	99.2	100.2	98.8
Basic net income per common share	$0.37	$0.40	$1.64	$1.37

Diluted net income per common share:
Net income	$36.9	$39.5	$164.3	$135.5
Weighted average common shares outstanding — Basic	100.4	99.2	100.2	98.8

Plus incremental shares from assumed conversions:
Restricted stock units	0.7	0.9	0.8	0.9
Stock Options	1.1	1.2	1.0	1.0
Weighted average common shares outstanding—Dilutive	102.2	101.3	102.0	100.7
Diluted net income per common share	$0.36	$0.39	$1.61	$1.35

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash	Table E

	Unaudited
	December 31,	September 30,	December 31,
(In millions)	2012	2012	2011
Notes payable and current maturities of capital lease obligations	$16.6	$17.1	$12.6
Long-term notes payable and capital lease obligations	240.0	279.3	238.3
Total Debt	256.6	296.4	250.9
Less: Cash and cash equivalents	(32.6)	(43.2)	(49.5)
Total debt, net of cash	$224.0	$253.2	$201.4